Exhibit 99.2

CNX COAL RESOURCES LP
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
INTRODUCTION
Set forth below are the unaudited pro forma combined statements of operations for CNX Coal Resources LP (“we,” “us,” “our” or the “Partnership”) for the year ended December 31, 2015. The unaudited pro forma combined financial statements for the Partnership have been derived by adjusting the historical combined financial statements of CONSOL Pennsylvania Coal Company LLC, a Delaware limited liability company (“CPCC”), and Conrhein Coal Company, a Pennsylvania general partnership (“Conrhein”), each a wholly owned subsidiary of CONSOL Energy Inc. (“CONSOL Energy”). The Partnership’s predecessor for accounting purposes (the “Predecessor”) consists of a 5% undivided interest in the historical combined assets, liabilities, revenues and expenses of Pennsylvania Mining Complex. Pro forma financial statements have not been included as of or for the nine months ended September 30, 2016 as the acquisition of the 5% undivided interest in the Pennsylvania Mining Complex was retrospectively reported in the CNX Coal Resources LP September 30, 2016 Form 10-Q as a transaction between entities under common control.
On September 30, 2016, the CNX Coal Resources LP, and its wholly owned subsidiary, CNX Thermal, entered into a Contribution Agreement (the “Contribution Agreement”) with CONSOL Energy, CONSOL Pennsylvania Coal Company LLC and Conrhein Coal Company and together with CPCC, (the “Contributing Parties”), under which CNX Thermal acquired an undivided 6.25% of the Contributing Parties’ remaining right, title and interest in and to the Pennsylvania Mining Complex (which represents an aggregate 5% undivided interest in and to the Pennsylvania Mining Complex). CPCC and Conrhein’s assets and associated liabilities consist of the (i) Pennsylvania mining complex located in southwestern Pennsylvania, comprised of the Bailey mine, Enlow Fork mine and Harvey mine; (ii) coal reserves and properties associated with the Pennsylvania mining complex and (iii) preparation plant, facilities, equipment and other infrastructure associated with the Pennsylvania mining complex. The 5% undivided interest in the historical combined assets, liabilities, revenues and expenses of Pennsylvania Mining Complex represents the Partnership’s predecessor for accounting purposes. The accompanying financial statements and related notes include a 5% undivided interest in the historical combined assets, liabilities and results of operations of Pennsylvania Mining Complex, presented on a proportionate basis, as of December 31, 2015, and for the year then ended. As used in these financial statements, the terms “we,” “our,” “us,” or like terms refer to the Predecessor with respect to its 5% undivided interest in Pennsylvania Mining Complex historical combined assets, liabilities, revenues and expenses. References in these financial statements to “CONSOL Energy” refer collectively to CONSOL Energy Inc. and its consolidated subsidiaries, other than the Predecessor.
The historical combined financial statements of the Predecessor are set forth elsewhere in this filing, and the unaudited pro forma combined financial statements for the Partnership should be read in conjunction with, and are qualified in their entirety by reference to, such historical combined financial statements and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma combined financial statements.
The pro forma adjustments have been prepared as if the transaction, which was completed on September 30, 2016, had taken place as of January 1, 2015, in the case of the pro forma combined statements of operations for the year ended December 31, 2015. The unaudited pro forma combined financial statements have been prepared on the assumption that we will be treated as a partnership for U.S. federal income tax purposes.
The unaudited pro forma combined financial statements give pro forma effect to the matters described in the notes hereto, including:

•	CONSOL Energy’s contribution to us of an aggregate 5% undivided interest in and to the Pennsylvania Mining Complex.

CNX COAL RESOURCES LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(Dollars in thousands)

	CNXC Historical	Predecessor Historical	Pro Forma Adjustments		Pro Forma
Coal Revenue	$257,809	$64,452	$—		$322,261
Freight Revenue	3,047	762	—		3,809
Other Income	753	188	—		941
Total Revenue and Other Income	261,609	65,402	—		327,011

Operating and Other Costs	155,169	33,318	5,474	(a)	193,961
Depreciation, Depletion and Amortization	35,309	8,827	—		44,136
Freight Expense	3,047	762	—		3,809
Selling, General and Administrative Expenses	8,926	2,005	—		10,931
Interest Expense	8,495	2,361	(1,220)	(b)	9,636
Total Costs	210,946	47,273	4,254		262,473
Net Income	$50,663	$18,129	$(4,254)		$64,538

1. Pro Forma Adjustments and Assumptions
The adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

(a)
Represents the adjustment to Operating and Other Costs to (i) eliminate the effect of the indemnified Other Post-Employment Benefit Plan ("OPEB") which were included in the Predecessor financial statements that will not be sold to the Partnership for the year ended December 31, 2015 of $5,385, and (ii) eliminate indemnified transactions by CEI according to the OMNIBUS agreement for the year ended December 31, 2015 of $89.

(b)
Represents the adjustments related to the elimination of the Predecessor’s historical related party long-term notes payable of $48,281, as the Partnership will not be assuming this note payable. Related party interest expense of $1,220 associated with the long-term note payable was eliminated for the year ended December 31, 2015.